                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              TRICORD SYSTEMS, INC.

Tricord Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

         1. The Board of Directors of the Corporation did duly adopt the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that Section 1 of Article IV of the Company's Certificate of Incorporation be amended to read as follows:

                  The aggregate number of shares which this Corporation has the authority to issue is 80,750,677 shares, 75,000,000 of which shall be designated common stock, $.01 par value (hereinafter referred to as the "Common Stock"), 2,043,966 of which shall be designated series C convertible preferred stock, $.01 par value (hereinafter referred to as the "Series C Preferred Stock"), 706,711 of which shall be designated series D convertible preferred stock, $.01 par value (hereinafter referred to as the "Series D Preferred Stock"), and 3,000,000 undesignated stock, $.01 par value (hereinafter referred to as the "Undesignated Stock"), which Undesignated Stock may be issued in different classes or series, with the designation of the class or series, the relative rights and preferences of each class or series, to be determined by the Board of Directors of this Corporation. Series C Preferred Stock and Series D Preferred Stock are herein sometimes referred to collectively as "Preferred Stock." Common Stock and Preferred Stock are herein sometimes referred to collectively as "Capital Stock."

         2. The stockholders of said corporation approved said amendment at a special meeting of stockholders following due notice.

         3. The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Tricord Systems, Inc. has caused this certificate to be signed by its Chief Executive Officer the 29th day of March, 1999.

                                                TRICORD SYSTEMS, INC.

                                                By:   /s/ John J. Mitcham
                                                      -------------------
                                                      John J. Mitcham
                                                      Chief Executive Officer


                                       16